Form 5                                                               Page 1 of 2


                                                                            ----------------------------
------                                                                               OMB APPROVAL
FORM 5                                                                      ----------------------------
------                                                                       OMB Number: 3235-0362
                                                                            ----------------------------
                                                                             Expires: January 31, 2005
[ ] Check box if no longer subject to                                       ----------------------------
    Section 16. Form 4 or Form 5 obligations                                 Estimated average burden
    may continue. See Instruction 1(b).                                      hours per response.....1.0
                                                                            ----------------------------
[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549

                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


-----------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol

          Bell             Martin                      A.                  News Communications, Inc. (NCOM)
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         (Last)            (First)                   (Middle)          3.  I.R.S. Identification     4.  Statement for
                                                                           Number of Reporting           Month/Year
                                                                           Person, if an entity
      44 Wall Street                                                       (Voluntary)                   December 2002
-----------------------------------------------------------------------                                ----------------------
                           (Street)                                                                  5.  If Amendment,
                                                                                                         Date of Original
                                                                                                         (Month/Year)
  New York          New York                      10005
-----------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)


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6.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

        X    Director                        10% Owner
    --------                         -------
             Officer (give                   Other (specify
    -------- title below)            -------       below)


---------------------------------------------------------------
7.  Individual or Joint/Group Reporting
         (check applicable line)

    X  Form Filed by One Reporting Person
  ----
       Form Filed by More than One Reporting Person
  ----
---------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                            2. Trans-     3.  Trans-         4.  Securities Acquired (A)
     (Instr. 3)                                     action         action             or Disposed of (D)
                                                    Date           Code               (Instr. 3, 4 and 5)
                                                    (Month/        (Instr. 8)
                                                    Day/                           ---------------------------------------
                                                    Year)                          Amount     (A) or        Price
                                                                                              (D)
--------------------------------------------------------------------------------------------------------------------------

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
------------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form: Direct (D)                  Indirect
    Beneficially                    or Indirect (I)                   Beneficial
    Owned at the                    (Instr. 4)                        Ownership
    end of Issuer's                                                   (Instr. 4)
    Fiscal Year
    (Instr. 3 and 4)
------------------------------------------------------------------------------------


------------------------------------------------------------------------------------


------------------------------------------------------------------------------------


------------------------------------------------------------------------------------


------------------------------------------------------------------------------------


------------------------------------------------------------------------------------

*If the form is filed by more than one reporting person, see instruction 4(b)(v).

Form 5                                                               Page 2 of 2


           Table II - Derivative Securities Acquired, Disposed of, or
                      Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   4. Transac-     5. Number of           6. Date Exercisable
   Security                  sion or       action      tion Code       Derivative             and Expiration Date
   (Instr. 3)                Exercise      Date        (Instr. 8)      Securities             (Month/Day/Year)
                             Price of      (Month/                     Acquired (A)
                             Derivative      Day/                      or Disposed of
                             Security       Year)                      (D)
                                                                       (Instr. 3, 4 and 5)
                                                                       -------------------------------------------
                                                                        (A)       (D)         Date         Expi-
                                                                                              Exercis-     ration
                                                                                              able         Date
--------------------------------------------------------------------------------------------------------------------
Director Stock Option
(right to buy)               $0.79           8/17/02        A            3,333                 8/17/02     8/17/07
--------------------------------------------------------------------------------------------------------------------

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
--------------------------------------------------------------------------------------------------------------------
7. Title and Amount of    8. Price of        9. Number of        10. Ownership       11. Nature
   Underlying Securities     Derivative         Derivative           of Derivative       of Indirect
   (Instr. 3 and 4)          Security           Securities           Security:           Beneficial
                             (Instr. 5)         Beneficially         Direct (D)          Ownership
                                                Owned at             or Indirect         (Instr. 4)
                                                End of               (I)
                                                Year                 (Instr. 4)
                                                (Instr. 4)
------------------------
   Title      Amount or
              Number of
              Shares
-------------------------------------------------------------------------------------------------------
 common
 stock        3,333                              13,332                    D
-------------------------------------------------------------------------------------------------------

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

Explanation of Responses:




                     /s/ Martin A. Bell                           2/14/03
                     --------------------------------        -----------------
                     ** Signature of Reporting Person               Date

                              Martin A. Bell

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.